Exhibit 99.1

National & Retail Trades and First Call, Release: August 16, 2007 at 4:00 PM (EDT)

KOHL'S CORPORATION REPORTS 20.3 PERCENT INCREASE IN SECOND
QUARTER EARNINGS PER SHARE OF $0.83

Management Raises FY 2007 Guidance

MENOMONEE FALLS, WI … August 16/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported net sales and earnings for the second quarter ended August 4, 2007.

Kohl’s Corporation second quarter earnings per diluted share increased 20.3 percent to $0.83 from $0.69 in last year’s period.  Net income was $269.2 million compared with $232.4 million a year ago, an increase of 15.9 percent.  Net sales increased to $3.6 billion from $3.3 billion a year ago, an increase of 8.7 percent for the quarter.  Comparable store sales increased 1.3 percent for the same period.

For the six months ended August 4, 2007, net income increased 19.7 percent to $478.2 million or $1.48 per diluted share, compared to $399.6 million or $1.17 per diluted share for the six months ended July 29, 2006. Net sales increased 10.2 percent to $7.2 billion from $6.5 billion a year ago. Comparable store sales increased 2.5 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “After a strong start to the quarter in May, our sales performance was affected by the performance of our seasonal businesses in June and July.  Strength in our other businesses remained consistent and our early read on back-to-school is positive.  We continue to achieve improvement in our operating margin in excess of both our short-term and long-range goals.”

Montgomery added, “I am very proud of our associates and the role they played in delivering these results and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Earnings Guidance

The Company issued its initial guidance for the third and fourth quarter of fiscal 2007.  Assuming a comparable sales increase of 2% to 4%, the Company would expect earnings per diluted share of $0.67 to $0.71 in the third quarter.  For the fourth quarter, assuming comparable sales of 1% to 3%, the Company would expect earnings per diluted share of $1.63 to $1.69.  This would result in earnings per diluted share of $3.77 to $3.87 for fiscal 2007 versus its previous guidance of $3.75 to $3.87 per diluted share.

Expansion Update

During the first half of the 2007 fiscal year, the Company successfully opened 17 new stores, including its entry into the Idaho market with three stores.

The Company now operates 834 stores in 46 states, compared with 749 stores in 43 states at the same time last year.

The Company will open 95 stores in the third and fourth quarters for a total of 112 new stores for fiscal 2007.

Second Quarter Earnings Conference Call

Investors will have the opportunity to listen to the conference call scheduled for 5:00 PM EDT on August 16 by dialing (913) 905-3179 (Pass Code: 3406251) ten minutes prior to the start of the call.  A replay of the conference call will be accessible from 8 PM EDT August 16 through midnight September 14, 2007, by dialing (719) 457-0820 (Pass Code: 3406251).

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Investor Relations” / “Calendar of Events”), or through Premiere Global’s web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrcrxrdzvsnsns.  To listen to the call, please go to either web site at least 15 minutes early to register, download, and install any necessary audio software.  The web cast will be available for 30 days on both web sites.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl’s Corporation

Condensed Consolidated Statements of Income

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

Three Months		Six Months
(13 Weeks) Ended		(26 Weeks) Ended
% to	% to	% to	% to

	August 4,	Net	July 29,	Net	August 4,	Net	July 29,	Net
	2007	Sales	2006	Sales	2007	Sales	2006	Sales

Net sales	$ 3,589.2		$ 3,301.5		$ 7,161.3		$ 6,497.8
Cost of merchandise sold	2,192.8	61.1%	2,062.2	62.5%	4,447.1	62.1%	4,103.1	63.1%

Gross margin	1,396.4	38.9%	1,239.3	37.5%	2,714.2	37.9%	2,394.7	36.9%

Operating expenses:

Selling, general, and administrative	837.8	23.3%	759.8	23.0%	1,696.3	23.7%	1,528.6	23.5%
Depreciation and amortization	106.2	3.0%	96.1	2.9%	210.8	3.0%	189.4	3.0%
Preopening expenses	8.7	0.2%	8.0	0.2%	17.3	0.2%	19.1	0.3%

Operating income	443.7	12.4%	375.4	11.4%	789.8	11.0%	657.6	10.1%

Interest expense, net	10.5	0.3%	6.0	0.2%	20.7	0.3%	20.2	0.3%

Income before income taxes	433.2	12.1%	369.4	11.2%	769.1	10.7%	637.4	9.8%
Provision for income taxes	164.0	4.6%	137.0	4.2%	290.9	4.0%	237.8	3.7%

Net income	$ 269.2	7.5%	$ 232.4	7.0%	$ 478.2	6.7%	$ 399.6	6.1%

Basic net income per share	$ 0.84		$ 0.70		$ 1.49		$ 1.18
Average number of shares	320.5		333.4		321.1		339.3

Diluted net income per share	$ 0.83		$ 0.69		$ 1.48		$ 1.17
Average number of shares	323.2		335.7		324.2		341.6

Kohl’s Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

	Six Months
	(26 Weeks) Ended
	August 4,	July 29,
	2007	2006

Operating activities
Net income	$ 478,177	$ 399,602
Adjustments to reconcile net income to net cash
provided by operating activities
Depreciation and amortization	211,100	189,645
Amortization of debt discount	108	108
Share-based compensation	25,005	21,086
Excess tax benefits from share-based compensation	(6,857)	(13,548)
Deferred income taxes	(3,589)	9,279
Changes in operating assets and liabilities:
Accounts receivable, net	-	1,652,065
Merchandise inventories	(229,781)	(170,581)
Other current and long-term assets	(35,393)	(74,830)
Accounts payable	140,852	182,203
Accrued and other long-term liabilities	160,930	122,775
Income taxes	(93,184)	(49,131)

Net cash provided by operating activities	647,368	2,268,673

Investing activities
Acquisition of property and equipment
and favorable lease rights	(1,035,007)	(706,489)
Purchases of short-term investments	(2,933,527)	(6,595,769)
Sales of short-term investments	3,329,201	6,236,570
Proceeds from sale of property, plant and equipment	28,700	-
Other	(1,905)	(2,566)

Net cash used in investing activities	(612,538)	(1,068,254)

Financing activities
Net borrowings under credit facilities	295,000	-
Payments of other long-term debt	(13,961)	(104,596)
Treasury stock purchases	(374,362)	(1,100,809)
Excess tax benefits from share-based compensation	6,857	13,548
Proceeds from stock option exercises	92,387	27,406

Net cash provided by (used in) financing activities	5,921	(1,164,451)

Net increase in cash and cash equivalents	40,751	35,968
Cash and cash equivalents at beginning of period	189,170	126,839

Cash and cash equivalents at end of period	$ 229,921	$ 162,807

Kohl’s Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	August 4,	July 29,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$ 229,921	$162,807
Short-term investments	35,556	519,276
Merchandise inventories	2,817,880	2,408,149
Deferred income taxes	46,733	10,591
Other current assets	159,123	156,372

Total current assets	3,289,213	3,257,195

Property and equipment, net	6,190,119	5,104,521
Favorable lease rights, net	213,554	226,108
Goodwill	9,338	9,338
Other assets	60,978	51,504

Total assets	$ 9,763,202	$ 8,648,666

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$ 1,075,228	$ 1,012,174
Accrued liabilities	870,703	731,008
Income taxes payable	133,223	104,229
Short-term debt	295,000	-
Current portion of long-term debt and capital leases	10,866	8,243

Total current liabilities	2,385,020	1,855,654

Long-term debt and capital leases	1,040,847	1,041,314
Deferred income taxes	246,484	213,994
Other long-term liabilities	258,388	219,199
Shareholders' equity	5,832,463	5,318,505

Total liabilities and shareholders' equity	$ 9,763,202	$ 8,648,666